UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): January 5, 2016

Chiasma, Inc.

(Exact name of registrant as specified in its charter)

DELAWARE	001-37500	76-0722250
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

60 Wells Avenue, Suite 102 Newton, MA	02459
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (866) 637-9703

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On January 5, 2016, Chiasma Ltd (the “Lessee”), the wholly owned subsidiary of Chiasma, Inc. (the “Company”), entered into an agreement to take an occupational lease (the “Lease”) from Africa Israel Assets Ltd., Af-Sar Ltd. and Weizmann Institute of Science (together, the “Lessor”) in respect of approximately 16,700 square feet of office space located at Kiryat Weizman Park HaMada, Ness Ziona, Israel (the “Premises”).

The term of the Lease commenced on January 1, 2016. The term of the Lease is ten years (the “Term”). The Lessee has the right to terminate the Lease after five years with six months’ advance notice.

The estimated initial annual base rent for the Premises, inclusive of management fees, is approximately $0.3 million, and is subject to annual increase tied the consumer price index. The Lessee will also be obligated to pay certain costs and expenses related to the Premises, including for its proportionate share of common area maintenance and parking spaces. The Lessee has posted a customary letter of credit in the amount of approximately $0.6 million as a security deposit under the Lease.

The Lessor has committed to perform substantial improvements to the Premises subject to a Lessor provided improvement allowance of approximately $1.6 million (the “Budget”), and which shall be paid back by the Lessee for an estimated additional annual amount of approximately $0.2 million. In the event the Lease is terminated at any time prior to the lapse of the Term, the Lessee will be obligated to make a one-time payment in the amount of 10% of the Budget for every year left under the Term.

The foregoing is a summary description of the material terms of the Lease, does not purport to be complete and is qualified in its entirety by reference to the Lease that will be filed as an exhibit to the Company’s Annual Report on Form 10-K for the year ended December 31, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 6, 2016	Chiasma, Inc.

	By:	/s/ Mark J. Fitzpatrick
Mark J. Fitzpatrick
Chief Financial Officer, Treasurer and Secretary